Exhibit 99.1

Senetek PLC Announces Director Resignations

NAPA, Calif., December 6, 2004 / PRNewswire-FirstCall/ — Senetek PLC (OTCBB: SNTKY), www.senetekplc.com., a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced it has been advised by two members of its seven-member Board of Directors that they will be resigning following the Company’s Annual and Extraordinary General Meeting on December 10, 2004, in order to devote more time to their principal business interests. The directors, George Fellows, an advisor to Investcorp, a New York City-based global investment group, and Kevin R. McCarthy, President of Scorpion Holdings Inc., a New York City-based private equity investor and manager, who recently formed a private equity fund, Scorpion Capital Partners LP, an SBIC licensed by the U.S. Small Business Administration, joined the Board of Directors in 2003.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek PLC, commented, “George’s and Kevin’s professional experience and business acumen added great value to our Board and we thank them for their many contributions. Our Nominating Committee will begin the search for replacements who will complement our other directors’ and management’s skill sets as we seek to build our critical mass and technology base through internal development and strategic acquisitions.”

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply the Company’s success in building its revenues and technology portfolio and executing its acquisition program. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.